UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
PROCENTURY CORPORATION
(Exact name of registrant as specified in its charter)

Ohio	34-1718622
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

465 Cleveland Avenue, Westerville, Ohio	43082
(Address of principal executive offices)	(zip code)
PROCENTURY CORPORATION
2004 STOCK OPTION AND AWARD PLAN
(Full title of the plan)
Edward F. Feighan
Chairman of the Board, President and Chief Executive Officer
ProCentury Corporation
465 Cleveland Avenue
Westerville, Ohio 43082
(Name and address of agent for service)
(614) 895-2000
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES
     On April 20, 2004, ProCentury Corporation (the “Company”) filed a registration statement on Form S-8, Registration Number 333-114646 (the “Registration Statement”), with respect to 1,299,258 common shares, without par value (the “Common Shares”), relating to the Company’s 2004 Stock Option and Award Plan.
     On February 20, 2008, Meadowbrook Insurance Group, Inc., a Michigan corporation (“Meadowbrook”) and MBKPC Corp., a Michigan corporation and a wholly-owned subsidiary of Meadowbrook (“Merger Sub”), entered into an Agreement and Plan of Merger with the Company pursuant to which the Company was to merge with and into Merger Sub (the “Merger”). On July 31, 2008, the effective date of the Merger, each Common Share outstanding immediately prior to the Merger was cancelled and converted into the right to receive either $20.00 in cash or 2.5 shares of Meadowbrook common stock. Merger Sub was the surviving entity in the Merger, and will adopt the name “ProCentury Corporation.”
     In connection with the closing of the Merger, the offering of the Common Shares pursuant to the Registration Statement has been terminated. In accordance with an undertaking made in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering subject to the Registration Statement, the Company hereby removes from registration all Common Shares registered under the Registration Statement that remain unsold as of the date this Post-Effective Amendment No. 1 to Form S-8 is filed with the Securities and Exchange Commission.
Item 8. Exhibits.
24.1	Power of Attorney (previously filed with the Form S-8 filed April 20, 2004).

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westerville, State of Ohio, on July 31, 2008.

PROCENTURY CORPORATION

By:	/s/ Edward F. Feighan

Edward F. Feighan, Chairman of the Board, President and Chief Executive Officer
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/Edward F. Feighan Edward F. Feighan	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)	July 31, 2008

/s/Erin E. West Erin E. West	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	July 31, 2008

* Robert F. Fix	Director	July 31, 2008

* Jeffrey A. Maffett	Director	July 31, 2008

* Press C. Southworth III	Director	July 31, 2008

* Christopher J. Timm	Director	July 31, 2008

* Alan R. Weiler	Director	July 31, 2008

* Robert J. Woodward, Jr.	Director	July 31, 2008

*By:	/s/Edward F. Feighan	July 31, 2008

Edward F. Feighan, by Power of Attorney

EXHIBIT INDEX
24.1      Power of Attorney (previously filed with the Form S-8 filed April 20, 2004).